AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ADT INC.
ADT Inc. is a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 15, 2015, under the name “Apollo Security Services Parent, Inc.” This Amended and Restated Certificate of Incorporation of the Corporation (as the same may be further amended and/or restated, this “Amended and Restated Certificate of Incorporation”), which further amends and restates the Certificate of Incorporation of the Corporation, as heretofore amended, in its entirety, has been duly adopted by all necessary action of the board of directors of the Corporation (the “Board”) and the stockholders of the Corporation, pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”), to read as follows:
ARTICLE I
The name of the corporation (hereinafter the “Corporation”) is ADT Inc.
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
Section 4.01    Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is four billion (4,000,000,000) shares of capital stock, of which three billion, nine hundred ninety-nine million (3,999,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), and one million (1,000,000) shares shall be preferred securities, par value $0.01 per share (the “Preferred Securities”). Subject to the rights of the holders of any series of Preferred Securities then outstanding, the number of authorized shares of any of the Common Stock or Preferred Securities may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Securities voting separately as a class shall be required therefor.
Section 4.02    Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Securities then outstanding.
(a)    Voting Rights. Except as otherwise required by applicable law or this Amended and Restated Certificate of Incorporation, the holders of Common Stock, as such, shall be entitled to one vote per share on all matters submitted to a vote of the Corporation’s stockholders generally.
(b)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Securities or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions, the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine.

(c)    Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the payment or provision for the payment of any debts and other liabilities of the Corporation, and subject to the rights, if any, of the holders of any outstanding series of Preferred Securities or other class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets upon any such liquidation, dissolution or winding up, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.
Section 4.03    Preferred Securities. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Securities, for the issuance from time to time of shares of Preferred Securities in one or more series and, by filing a certificate of designation (a “Preferred Securities Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:
(a)    the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;
(b)    the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;
(c)    the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;
(d)    whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;
(e)    the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;
(f)    whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;
(g)    whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;
(h)    whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and
(i)    any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.

Except as otherwise required by law, holders of any series of Preferred Securities shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, no vote of the holders of shares of Preferred Securities or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Securities so authorized in accordance with this Amended and Restated Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Securities if the holders of such affected series are entitled, either separately as a class or together with the holders of one or more other such series as a separate class, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation or pursuant to the DGCL. Unless otherwise provided by the Amended and Restated Certificate of Incorporation, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Securities established by a Preferred Securities Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Pursuant to the authority conferred upon the Board by this Section 4.03, the Board created a series of 750,000 shares of Preferred Securities designated as Series A Preferred Securities by filing the Certificate of Designation of Series A Preferred Securities of the Corporation with the Secretary of State of the State of Delaware on May 2, 2016, as amended by the Certificate of Amendment of the Certificate of Designation of Series A Preferred Securities of the Corporation filed with the Secretary of State of the State of Delaware on December 28, 2017, and as further amended by the Certificate of Amendment of the Certificate of Designation of Series A Preferred Securities of the Corporation filed with the Secretary of State of the State of Delaware on or around the date hereof (the “Series A Preferred Securities”). The voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of the Series A Preferred Securities, and the qualifications, limitations and restrictions thereof are as set forth on Annex I hereto, and are incorporated herein by reference.
ARTICLE V
Section 5.01    General Powers. Except as otherwise provided by applicable law or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
Section 5.02    Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Securities to elect additional directors), and subject to the terms of the Stockholders Agreement, dated on or about the date of the effectiveness of the filing of this Amended and Restated Certificate of Incorporation, by and among the Corporation and certain affiliates of Apollo (as defined in Article VII hereof) and the other parties thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), the total number of directors shall be as determined from time to time exclusively by the Board; provided, that in no event shall the total number of directors be more than fifteen (15). Election of directors need not be by written ballot unless the Bylaws (as defined below) shall so require.
Section 5.03    Classified Board; Term of Office. The directors (other than those directors elected by the holders of any series of Preferred Securities, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification. The Board is authorized to assign members of the Board already in office to their respective class.
Section 5.04    Quorum. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, but in addition to any requirements set forth in this Amended and Restated Certificate of Incorporation, the Bylaws and applicable law, if Apollo owns, beneficially or of record, any shares of stock of the Corporation and there is at least one member of the Board who is an Apollo Designee (as defined in the Stockholders Agreement), a quorum for the transaction of business at any meeting of the Board shall include at least one Apollo Designee unless each Apollo Designee provides notice in writing or by electronic transmission to the remaining members of the Board waiving his or her right to be included in the quorum at such meeting. Notwithstanding anything to the contrary set forth herein, but in addition to any other vote required by this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law, at any time that Apollo owns, beneficially or of record, any shares of stock of the Corporation, the Corporation shall not (directly or indirectly, by merger, consolidation or otherwise) amend, alter or repeal this Section 5.04, or adopt any provision inconsistent herewith, without the prior written consent of Apollo.
Section 5.05    Vacancies. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, and subject to the terms of the Stockholders Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and shall not be filled by the stockholders of the Corporation; provided, that, (i) for so long as Apollo owns, beneficially or of record, any shares of stock of the Corporation, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any Apollo Designee shall be filled only by (x) a majority of the Apollo Designees then in office or (y) if there are no Apollo Designees then in office, Apollo, (ii) for so long as the Co-Invest Condition (as defined in the Stockholders Agreement) is satisfied, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of such Co-Invest Designee (as defined in the Stockholders Agreement) shall be filled as set forth in the Stockholders Agreement, and (iii) for so long as the Koch Condition (as defined in the Stockholders Agreement) is satisfied, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of the Koch Designee (as defined in the Stockholders Agreement) shall be filled as set forth in the Stockholders Agreement. Except as otherwise provided by this Amended and Restated Certificate of Incorporation, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders for the election of directors of the class to which he or she has been appointed and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.
Section 5.06    Removal of Directors. Except as otherwise provided by law, the Stockholders Agreement or this Amended and Restated Certificate of Incorporation, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the outstanding shares of the stock of the Corporation entitled to vote in an election of such directors; provided, however, that, from and after the Trigger Event (as defined below) any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, (i) in the event the Co-Invest Condition is no longer satisfied, any Co-Invest Designee then in office shall thereupon automatically cease to be qualified and shall cease to be a director, and (ii) in the event the Koch Condition is no longer satisfied, the Koch Designee shall thereupon automatically cease to be qualified and shall cease to be a director.
Section 5.07    Voting Rights of Preferred Securities. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Securities shall have the right, voting separately as a series or separately as a class with one or more such other series of Preferred Securities, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Amended and Restated Certificate of

Incorporation (including any Preferred Securities Certificate of Designation). During any period when the holders of any series of Preferred Securities have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Securities shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Securities having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VI
In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), without any action on the part of the stockholders.
ARTICLE VII
Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Securities, special meetings of the stockholders of the Corporation may be called only by (x) the Chairman of the Board or (y) the Secretary of the Corporation at the direction of a majority of the directors then in office, and special meetings may not be called by any other person or persons. Notwithstanding the foregoing, until such time as Apollo Management VIII, L.P. and any of its Affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Apollo”) ceases to beneficially own at least 50.1% of the outstanding shares of Common Stock (the “Trigger Event”), special meetings of the stockholders of the Corporation shall be called by the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding Common Stock. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice.
ARTICLE VIII
To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
ARTICLE IX
Subject to the rights of the holders of one or more series of Preferred Securities then outstanding to act by written consent as provided in any Preferred Securities Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.
ARTICLE X
Section 10.01    Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Amended and Restated Certificate of Incorporation is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.
Section 10.02    Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “Final Disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.
Section 10.03    Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.
Section 10.04    Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (i) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (ii) if no request is made by the claimant for a determination by Independent Counsel, (a) by the a majority vote of Disinterested Directors (as hereinafter defined), even though less than a quorum, (b) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board, a copy of which shall be delivered to the claimant, or (c) if a majority of Disinterested Directors so directs, by a majority of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
Section 10.05    Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that (x) in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or (y) in the case of a claim for an advancement of expenses, that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Disinterested Directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 10.06    Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.
Section 10.07    Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Amended and Restated Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.
Section 10.08    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 10.09    Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.
Section 10.10    Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
Section 10.11    Definitions; Construction. For purposes of this Article X: “Disinterested Director” means a director of the Corporation who is not and was not a party to the Proceeding in respect of which indemnification is sought by the claimant; and “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.
Section 10.12    Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.
ARTICLE XI
Section 11.01    Recognition of Corporate Opportunities. In recognition and anticipation that (i) certain directors, officers, principals, partners, members, managers, employees, agents and/or other representatives of Apollo, Koch, the Co-Investor and their respective Affiliates may serve as directors, officers or agents of the Corporation and its Affiliates, and (ii) Apollo, Koch, the Co-Investor and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation and Affiliates, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation and its Affiliates, directly or indirectly, may engage, the provisions of this Article XI are set forth to regulate and define the conduct of certain affairs of the Corporation and its Affiliates with respect to certain classes or categories of business opportunities as they may involve Apollo, Koch, the Co-Investor and their respective Affiliates and any person or entity who, while a stockholder, director, officer or agent of the Corporation or any of its Affiliates, is a director, officer, principal, partner, member, manager, employee, agent and/or other representative of Apollo, Koch, the Co-Investor and their respective Affiliates (each, an “Identified Person”), on the one hand, and the powers, rights, duties and liabilities of the Corporation and its Affiliates and its and their respective stockholders, directors, officers, and agents in connection therewith, on the other. To the fullest extent permitted by law (including, without limitation, the DGCL), and notwithstanding any other duty (contractual, fiduciary or otherwise, whether at law or in equity), each Identified Person (i) shall have the right to, and shall have no duty (contractual, fiduciary or otherwise, whether at law or in equity) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Corporation or any of its Affiliates or deemed to be competing with the Corporation or any of its Affiliates, on its own account, or in partnership with, or as a direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate (including any portfolio company), member, financing source, investor, director or indirect manager, general or limited partner or assignee of any other person or entity with no obligation to offer to the Corporation or its subsidiaries or other Affiliates the right to participate therein and (ii) shall have the right to invest in, or provide services to, any person that is engaged in the same or similar business activities as the Corporation or its Affiliates or directly or indirectly competes with the Corporation or any of its Affiliates.
Section 11.02    Competitive Opportunities. In the event that any Identified Person acquires knowledge of a potential transaction or matter which may be an investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, to the fullest extent permitted under the DGCL and notwithstanding any other duty existing at law or in equity, the Corporation and its Affiliates will have no interest in, and no expectation (contractual, equitable or otherwise) that such Competitive Opportunity be offered to it. To the fullest extent permitted by law, any such interest or expectation (contractual, equitable or otherwise) is hereby renounced so that such Identified Person shall (i) have no duty to communicate or present such Competitive Opportunity to the Corporation or its Affiliates, (ii) have the right to either hold any such Competitive Opportunity for such Identified Person’s own account and benefit or the account of the former, current or future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, investors, direct or indirect managers, general or limited partners or assignees of any Identified Person or to direct, recommend, assign or otherwise transfer such Competitive Opportunity to persons or entities other than the Corporation or any of its subsidiaries, Affiliates or direct or indirect equity holders and (iii) notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, not be obligated or liable to the Corporation, any stockholder, director or officer of the Corporation or any other person or entity by reason of the fact that such Identified Person, directly or indirectly, took any of the actions noted in the immediately preceding clause (ii), pursued or acquired such Competitive Opportunity for itself or any other person or entity or failed to communicate or present such Competitive Opportunity to the Corporation or its Affiliates.
Section 11.03    Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
Section 11.04    Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Amended and Restated Certificate of Incorporation, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.04 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of any duty (contractual, fiduciary or otherwise, whether at law or in equity)) owed by any employee of the Corporation or any of its subsidiaries, irrespective of whether such employee otherwise would be an Identified Person, and any Competitive Opportunity waived or renounced by any person or entity pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such person or entity, as applicable (and shall not be waived or renounced) as to any such employee.
Section 11.05    Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.04 of this Article XI, this Article XI is intended to constitute, with respect to the Identified Persons, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.
Section 11.06    Definitions. Solely for purposes of this Article XI, (i) “Affiliate” shall mean (a) with respect to Apollo, any person or entity that, directly or indirectly, is controlled by Apollo, controls Apollo, or is under common control with Apollo, (b) with respect to Koch, any person or entity that, directly or indirectly, is controlled by Koch, controls Koch, or is under common control with Koch, (c) with respect to the Co-Investor, any person or entity that, directly or indirectly, is controlled by the Co-Investor, controls the Co-Investor, or is under common control with the Co-Investor, but in each case in clauses (a) through (c), excluding (x) the Corporation, and (y) any entity that is controlled by the Corporation (including its direct and indirect subsidiaries), and (d) in respect of the Corporation, any person or entity that, directly or indirectly, is controlled by the Corporation; (ii) “Apollo” shall mean Apollo Management VIII, L.P.; (iii) “Koch” shall mean Koch SV Investments, LLC; and (iv) the “Co-Investor” shall mean the entity set forth on Exhibit A attached to the Stockholders Agreement.
ARTICLE XII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Amended and Restated Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.
ARTICLE XIII
Section 13.01    Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
Section 13.02    Interested Stockholders. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:
(a)    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
(b)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(c)    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
Section 13.03    Definitions. For purposes of this Article XIII only, references to:
(a)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.
(b)    “Apollo” means Apollo Management VIII, L.P. and its affiliates.
(c)    “Apollo Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Apollo or any of its affiliates or successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(d)    “Apollo Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Apollo Direct Transferee or any other Apollo Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
(e)    “associate”, when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
(f)    “business combination”, when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(i)    any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 13.02 of this Article XIII is not applicable to the surviving entity;
(ii)    (any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(iii)    any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(iv)    any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(v)    any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
(g)    “control”, including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(h)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) Apollo, any Apollo Direct Transferee, any Apollo Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(i)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:
(j)    beneficially owns such stock, directly or indirectly; or
(k)    has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or
(l)    has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (k) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.
(m)    “person” means any individual, corporation, partnership, unincorporated association or other entity.
(n)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
(o)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors.
ARTICLE XIV
If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any Article (or section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XV
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by this Amended and Restated Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Amended and Restated Certificate of Incorporation in its current form or as hereafter amended are granted subject to the right reserved in this Article XV. Notwithstanding the foregoing, from and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to greater or additional vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required to alter, amend or repeal Section 4.03 of Article IV, Articles V, VI, VII, VIII, IX, X, XI, XII and XIII, and this Article XV.
From and after the occurrence of the Trigger Event, notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any additional or greater vote or consent required hereunder (including any vote of the holders of any particular class or classes or series of stock required by law or by this Amended and Restated Certificate of Incorporation), the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer as of this 23rd day of January 2018,

ADT INC

By:	/s/ Timothy J. Whall
	Name:	Timothy J. Whall
	Title:	Chief Executive Officer

ADT INC. — A&R CERTIFICATE OF INCORPORATION

ANNEX I
Series A Designation
See attached.

SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED SECURITIES OF
ADT INC.

Pursuant to the General Corporation Law of the State of Delaware

Pursuant to the General Corporation Law of the State of Delaware (the "DGCL"), ADT Inc., a corporation duly organized and validly existing under the DGCL (the "Company"), in accordance with the provisions of Section 103 of the DGCL, does hereby certify the following:

The Board of Directors of the Company (the "Board of Directors") adopted resolutions on May 2, 2016 designating a new series of 750,000 shares of preferred securities, par value
$0.01 per share, of the Company designated as Series A Preferred Securities (as defined below);

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, in each case to the extent not prohibited by Section 10, the "Certificate oflncorporation") authorizes (a) the issuance of up to 1,000,000 shares of preferred securities, par value $0.01 per share, of the Company (the "Preferred Securities") in one or more series and (b) the Board of Directors to (i) designate one or more series of the Preferred Securities and (ii) with respect to each such series, establish the number of shares and the rights, preferences, powers, and the qualifications, restrictions and limitations, of each such series; and

WHEREAS, it is the desire of the Board of Directors to amend and restate certain rights, preferences, powers, and the qualifications, restrictions and limitations, of the Series A Preferred Securities.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby amend and restate the rights, preferences, powers, and the qualifications, restrictions and limitations, of the Series A Preferred Securities as follows, and the Board of Directors directs this Second Amended and Restated Certificate of Designation of Series A Preferred Securities (this "Second Amended and Restated Certificate of Designation") to be filed with the Secretary of State of the State of Delaware in accordance with Section 103 of the DGCL:

1.Definitions; futerpretation.

(a)As used in this Second Amended and Restated Certificate of Designation, the following terms shall have the meanings specified below:

"Accrued Dividend Rate" shall mean the Five-Year Treasury Yield plus 9.75% per annum; provided that the then-current Accrued Dividend Rate shall automatically increase by an additional 1.00% per annum on the fifth anniversary of the Closing Date and on each anniversary of the Closing Date thereafter; provided, further, that (a) if and for so long as any Event of Default (other than a Senior Debt Event of Default) occurs and is continuing or (b) if and for so long as a Senior Debt Event of Default occurs and is continuing, on the tenth Business Day following the occurrence of such Senior Debt Event of Default, then, in each case, the then current Accrued Dividend Rate shall automatically increase by an additional 2.00% per annum.

"Accumulated Stated Value" shall mean, as of the relevant date, an amount per Share equal to (a) the Stated Value of such Share as of such date plus (b) any declared but unpaid Dividends on such Share for the most recent Dividend Period as of such date (to the extent not part of the Stated Value of such Share as of such date) plus (c) the amount of accumulated and unpaid Dividends on such Share from the last Dividend Payment Date to, but not including, such date (to the extent not part of the Stated Value of such Share as of such date).

"ADTSC" shall mean The ADT Security Corporation, a Delaware corporation.

"Affiliate" shall mean, when used with respect to a specified Person,another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to any Covered Person, this definition shall include any parent, spouse, domestic partner or child (including those adopted) of such Covered Person and each custodian or guardian of any property of one or more of such Persons in the capacity as such custodian or guardian and trust, investment vehicle or other entity formed by such Covered Person for tax or estate planning purposes.

"Affiliate fuvestment Transaction" shall have the meaning assigned to such term in the definition of "Permitted Affiliate Transactions."

"Aggregate Accumulated Dividend" shall mean, as of the relevant date, an amount per Share equal to the difference of (a) the Accumulated Stated Value of such Share as of such date minus (b) the Stated Value of such Share as of the Closing Date.

"Amendment Date" means January 23, 2018.

"Applicable Treasury Rate" shall mean, as of the relevant date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to such date (or, if such statistical release is not so published or available, any publicly available source of similar market data reasonably selected by the Company)) most nearly equal to the period from such date to the First Call Date; provided that if the period from such date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest I/12th of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from such date to the First Call Date is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

"Beneficially Own" shall mean to possess beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act.

"Board of Directors" shall have the meaning assigned to such term in the recitals hereof.

"Board of Managers" shall have the meaning assigned to such term in the LLC Agreement; provided that, if the Board of Managers is not the board of directors, board of managers or other governing body that is the primary functioning board of directors, board of managers or other governing body governing (or that is charged with the material governance authority with respect to) the business of the General Partner, Parent, the Company or any of its Subsidiaries, then the Board of Managers shall be deemed to refer to such primary functioning board of directors, board of managers or other governing body.

"Borrower" shall mean Prime Security Services Borrower, LLC, a Delaware limited liability company.

"Business Day" shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

"Capitalized Lease Obligations" shall mean, at the time any determination thereof is to be made,

the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that obligations of the Company or any of its Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Subsidiaries, either existing on July 1, 2015 or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company or any of its Subsidiaries as capital lease obligations and were subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Subsidiaries, were required to be characterized as capital lease obligations upon such consideration, in either case, due to a change in accounting treatment or otherwise, or (b) did not exist on July 1, 2015 and were required to be characterized as capital lease obligations but would not have been required to be treated as capital lease obligations on July 1, 2015 had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations or Indebtedness.

"Cash Dividend Rate" shall mean the Five-Year Treasury Yield plus 9.00% per annum; provided that the then-current Cash Dividend Rate shall automatically increase by an additional 1.00% per annum on the fifth anniversary of the Closing Date and on each anniversary of the Closing Date thereafter; provided, further, that (a) if and for so long as any Event of

Default (other than a Senior Debt Event of Default) occurs and is continuing or (b) if and for so long as a Senior Debt Event of Default occurs and is continuing, on the tenth Business Day following the occurrence of such Senior Debt Event of Default, then, in each case, the then current Cash Dividend Rate shall automatically increase by an additional 2.00% per annum.

"Certificate of Incorporation" shall have the meaning assigned to such term in the recitals hereof.

A "Change in Control" shall be deemed to occur if:

(a)the Member shall fail to Beneficially Own and own of record, directly or indirectly, 100% of the issued and outstanding Equity Interests of the General Partner; provided that no Change of Control shall be deemed to have occurred pursuant to this clause (a) if the Member transfers all or any portion of the issued and outstanding Equity Interests of the General Partner to the general partner of the Fund or an Affiliate controlled by such general partner so long as (i) the Member or its general partner determines in good faith that it is necessary or desirable to consummate such transfer for legal, tax, regulatory or similar technical reasons and
(i)such transfer does not adversely affect any of the rights, preferences, powers, or the qualifications, restrictions or limitations, or the value, of the Series A Preferred Securities;

(b)the General Partner shall fail to Beneficially Own and own of record, directly or indirectly, 100% of the general partnership interests in Parent;

(c)	[Reserved];

(d)the Company shall fail to Beneficially Own and own of record, directly or indirectly, 100% of the issued and outstanding Equity Interests of Holdings or the Borrower;

(e)a "Change in Control" (as defined in (i) the First Lien Credit Agreement as in effect on the Closing Date, (ii) the Second Lien Credit Agreement as in effect on the Closing Date, (iii) the Second Priority Senior Secured Notes Indenture as in effect on the Closing Date, (iv) the indentures governing the Existing ADTSC Roll-Over Notes as in effect on the Closing Date, (v) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Indebtedness referenced in clauses (i) through (iv) of this clause (e), in each case, constituting Material Indebtedness, or (vi) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness) shall have occurred; or

(f)a Fund Change in Control shall have occurred.

"Closing Date" shall mean May 2, 2016.

"Code" shall mean the Internal Revenue Code of 1986.

"Common Stock" shall mean the Company's common stock, par value $0.01 per share.

"Company" shall have the meaning assigned to such term in the recitals hereof.

"Company fusolvency Material Event" shall have the meaning assigned to such term in Section 7(b)(i).

"Compensation Arrangement" shall mean any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement, including any employment arrangement or equity purchase agreement.

"Compounded Dividends" shall have the meaning assigned to such term m
Section 5.

"Consolidated Total Assets" shall mean, as of any date of determination, the total assets of the Borrower and its consolidated Subsidiaries without giving effect to any impairment or amortization of the amount of intangible assets since the Closing Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.1(f) of the Securities Purchase Agreement or Sections 1.2(b)(i) or 1.2(b)(ii) of the Second Amended and Restated Series A Investors Rights Agreement, as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a Person or assets that may have occurred on or after the last day of such fiscal quarter.

"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

"Covered Person" shall mean any future, present or former employee, director, manager, officer, member of management or consultant of the General Partner, Parent, the Company, or any of their respective Subsidiaries that is unaffiliated with the Fund and the Fund Affiliates.

"Deemed Dividend Gross-Up Payment" shall have the meaning assigned to such term in the Second Amended and Restated Series A Investors Rights Agreement.
"DGCL" shall have the meaning assigned to such term in the recitals hereof. "Dispose" shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset (including the issuance of Equity Interests). The term "Disposition" shall have a correlative meaning to the foregoing.

"Disqualified Stock" shall mean, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior redemption in full of all Shares in accordance with Section 6 and Section 7), (b) is redeemable at the option of the holder thereof

(other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Mandatory Redemption Date; provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the foregoing, (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or any of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability and (ii) any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

"Dividend Payment Date" shall mean March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2016; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date shall be the immediately preceding Business Day.

"Dividend Period" shall mean the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Closing Date and end on, but not include, the first Dividend Payment Date.

"Dividends" shall have the meaning assigned to such term in Section 5.

"DRD Gross-Up Payments" shall have the meaning assigned to such term in the Second Amended and Restated Series A Investors Rights Agreement.

"EBITDA" shall have the meaning assigned to such term in the First Lien Credit Agreement as in effect on the Closing Date.

"Equity Interests" of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any preferred securities, any limited or general partnership interest, any limited liability company membership interest, any related stock appreciation rights or similar securities, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

"Equityholders Agreement" shall mean the Equityholders Agreement, dated as of the Closing Date, by and among the Member, the General Partner, Parent, Prime Security Services GP, LLC, a Delaware limited liability company, Apollo Investment Fund VIII, L.P., a Delaware limited partnership, Apollo Overseas Partners (Delaware) VIII, L.P., a Delaware limited partnership, Apollo Overseas Partners (Delaware 892) VIII, L.P., a Delaware limited partnership, Apollo Overseas Partners VIII, L.P., a Cayman Islands exempted limited partnership, and the Purchaser.

"ERISA" shall mean the Employment Retirement Income Security Act of 1974.

"ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that, together with Parent, the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event" shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in "at risk" status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a

Multiemployer Plan; (e) the incurrence by Parent, the Company, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (t) the receipt by Parent, the Company, any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by Parent, the Company, any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Parent, the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in "endangered" or "critical" status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a Lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of Parent, the Company, any of its Subsidiaries or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

"Event of Default" shall mean the happening of any of the following events:

(a)any representation or warranty made or deemed made by Parent or the Company in the Securities Purchase Agreement or by Parent, the Company or any of its Subsidiaries in any other Related Agreement to which it is a party or any certificate or document delivered by it pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after the earlier of notice thereof (i) from the Preferred Majority Holder to the Company and (ii) to the Holders pursuant to Section 1.2(c)(i) of the Second Amended and Restated Series A Investors Rights Agreement;

(b)the Company shall fail to declare or pay any Dividends in accordance with Section 5 or any failure or default shall be made in the payment or distribution on any Share (including pursuant to Section 5, Section 6 or Section 7 of this Second Amended and Restated Certificate of Designation or Section 1.1 of the Second Amended and Restated Series A Investors Rights Agreement) or any other Preferred Securities, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, in each case for any reason whatsoever and, solely with respect to any failure to declare or pay any Dividends in accordance with Section 5, such failure shall continue unremedied for a period of five Business Days;

(c)any failure or default shall be made in the due observance or performance by the Company or any of its Subsidiaries of any covenant, condition or agreement contained in Section 9 of this Second Amended and Restated Certificate of Designation or by the Company or any of its Subsidiaries of any covenant, condition or agreement contained in Sections l.2(a), 1.2(c) or 1.2(e) of the Second Amended and Restated Series A Investors Rights Agreement;

(d)any failure or default shall be made in the due observance or performance by the Member, the General Partner, Parent, the Company or any of its Subsidiaries of any covenant, condition or agreement contained herein or in any other Related Agreement to which it is a party (other than those specified in clauses (a), (b) and (c) above) and such failure or default shall continue unremedied for a period of 30 days after the earlier of notice thereof (i) from the Preferred Majority Holder to the Company and (ii) to the Holders pursuant to Section 1.2(c)(i) of the Second Amended and Restated Series A Investors Rights Agreement, in each case for any reason whatsoever;

(e)(i) any event or condition occurs that results in any Senior Debt becoming due prior to its scheduled maturity (a "Senior Debt Acceleration"), (ii) any event or condition occurs that (A) results in any Material fudebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (iii) Parent, the Company or any of its Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (e) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f)Parent, the Company or any of its Subsidiaries shall fail to (i) make any payment of principal, interest or other amount when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Senior Debt and such failure is not cured prior to the Business Day before the expiration of the applicable grace period under such Senior Debt (after giving effect to any written waiver or other written extension thereof) or (ii) observe or perform any other agreement set forth in any Senior Debt or contained in any instrument or agreement evidencing, securing or relating to such Senior Debt and such failure is not cured prior to the Business Day before the expiration of the applicable grace period under such Senior Debt (after giving effect to any written waiver or other written extension thereof), which failure would enable or permit the holder or holders of such Senior Debt or any trustee or agent on its or their behalf to cause such Senior Debt to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that, in each case, a forbearance with respect to any such failure shall not be deemed to eliminate such failure unless the requisite holders execute and deliver to Parent, the Company or any of its Subsidiaries, as applicable, an irrevocable extension or waiver under the terms of such Senior Debt with respect to such failure (any failure described in this clause (t), a "Senior Debt Event of Default");

(g)	there shall have occurred a Change in Control;

(h)	there shall have occurred an Insolvency Event;

(i)the failure by Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries to pay one or more final judgments aggregating in excess of $84,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries to enforce any such judgment;

(j) (i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans,
(ii)Parent, the Company or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, or (iv) Parent, the Company or any of its Subsidiaries shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (iv) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(k) this Second Amended and Restated Certificate of Designation or any other Related Agreement shall for any reason be asserted in writing by the Member, the General Partner, Parent, the Company or any of its Subsidiaries or any of their respective Affiliates not to be a legal, valid and binding obligation of any party thereto.

"Exchange Act" shall mean the Securities Exchange Act of 1934.

"Existing ADTSC Roll-Over Notes" shall mean, collectively, (a) the $1,000,000,000 in ggregate principal amount of the 3.50% Notes due 2022, (b) the$750,000,000 in aggregate principal amount of the 4.875% Notes due 2042 or 2032, as applicable, (c) the $700,000,000 in aggregate principal amount of the 4.125% Senior Notes due 2023, (d) the $1,000,000,000 in aggregate principal amount of the 6.25% Senior Notes due 2021 and (e) the $300,000,000 in aggregate principal amount of the 5.25% Senior Notes due 2020.

"First Call Date" shall mean May 2, 2019.

"First Lien Credit Agreement" shall mean the Amended and Restated First Lien Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the lenders party thereto and Barclays Bank PLC, as administrative agent.

"Five-Year Treasury Yield" shall mean, as of the relevant date, the greater of (a) 1.25% per annum and (b) the yield (rounded upwards if necessary to the nearest 1/1OOth of 1.00%) on actively traded U.S. Treasury securities adjusted to a constant maturity of five years, as determined by reference to the 5-Year Constant Maturity Treasury Rate for such date published by the U.S. Department of the Treasury (currently located under the caption "Daily Treasury Yield Curve Rates" at http://www.treasury.gov/resource-center/data-chart center/interest-rates/Pages/TextView.aspx? data=yield), or, if such information is no longer published by the U.S. Department of the Treasury, by reference to comparable information contained in any other publicly available source of similar market data as reasonably determined in good faith by the Company.

"Foreign Subsidiary" shall mean any Subsidiary of the Borrower that is incorporated or organized under the laws of any jurisdiction other than the U.S., any state thereof or the District of Columbia.

"Fund" shall mean, collectively, Apollo Investment Fund VIII, L.P., a Delaware limited partnership, Apollo Overseas Partners (Delaware) VIII, L.P., a Delaware limited partnership, Apollo Overseas Partners (Delaware 892) VIII, L.P., a Delaware limited partnership, and Apollo Overseas Partners VIII, L.P., a Cayman Islands exempted limited partnership.

"Fund Affiliate" shall mean (a) each Affiliate of the Fund that is neither a "portfolio company" (which shall mean a company actively engaged in providing goods or services to unaffiliated customers), whether or not controlled, nor a company controlled by a "portfolio company" and (b) any individual who is a partner or employee of Apollo Management, L.P. or Apollo Management VIII, L.P.

A "Fund Change in Control" shall be deemed to occur if:

(a)the Fund ceases to have the ability or right to appoint, directly or indirectly, directors or managers constituting a majority of the voting power of the Board of Directors, the Board of Managers or the board of directors or board of managers or other governing body of the General Partner, Parent, the Company or any of its Subsidiaries;

(b)(i) the Fund ceases to Beneficially Own and own of record, directly or indirectly, 100% of the issued and outstanding Equity Interests of the General Partner or the Equity Interests of the other Person surviving or resulting from a Fund Change in Control relating to the General Partner, as applicable, (ii) the Fund ceases to Beneficially Own and own of record, directly or indirectly, at least 125,000,000 Units and/or Units representing at least 32.81% of the issued and outstanding Units or the equivalent Equity Interests of the other Person surviving or resulting from a Fund Change in Control relating to Parent, as applicable, or (iii) the Fund ceases to Beneficially Own and own of record, directly or indirectly, at least 311,649.94 shares of Common Stock and/or Common Stock representing at least 32.81% of the issued and outstanding Common Stock or the equivalent Equity Interests of the other Person surviving or resulting from a Fund Change in Control relating to the Company, as applicable, in each case without giving effect to any adjustments in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination; provided that the percentage calculations in clauses (ii) and (iii) shall be calculated without regard to any Equity Interests of Parent or the Company granted to or held by any Covered Person (or any Affiliate of such Covered Person), but only to the extent such Equity Interests comprise 5.50% or less of all Equity Interests of any such Person in the aggregate; or

(c)the General Partner, Parent or the Company (i) merges or consolidates with or into any other Person, another Person merges with or into the General Partner, Parent or the Company, or the General Partner, Parent or, except in connection with a Permitted Securitization Financing, the Company Disposes to another Person all or substantially all of the assets of the General Partner, Parent, the Company and its Subsidiaries, taken as a whole, whether directly or indirectly through the sale of assets of one or more of their respective Subsidiaries, or (ii) engages in any recapitalization, reclassification or other transaction unless, in the context of any such merger or consolidation referenced in the foregoing clause (i) or recapitalization, reclassification or other transaction referenced in the foregoing clause (ii), (A) the Fund continues to Beneficially Own and own of record, directly or indirectly, immediately after giving effect to such transaction, (I) 100% of the issued and outstanding Equity Interests of the General Partner, (II) at least 125,000,000 Units and/or 32.81% of the issued and outstanding Units and (III) at least 311,649.94 shares of Common Stock and/or 32.81% of the issued and outstanding Common Stock or, in each case, the equivalent Equity Interests of the other Person surviving or resulting from such transaction, in each case without giving effect to any adjustments in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination and (B) no Shares are cancelled or converted into shares of any other class or series of capital stock of the Company or any Equity Interests of the Company or any other Person (or the right to receive any such Equity Interests), any property (including cash or the right to receive cash or other property) or any combination of the foregoing; provided that the percentage calculations in clauses (II) and (III) shall be calculated without regard to any Equity Interests of Parent or the Company granted to or held by any Covered Person (or any Affiliate of such Covered Person), but only to the extent such Equity Interests comprise 5.50% or less of all Equity Interests of any such Person in the aggregate.

"GAAP" shall mean generally accepted accounting principles in effect from time to time in the U.S., applied on a consistent basis, subject to the provisions of Section l(b); provided that any reference to the application of GAAP in Sections 2.13(b) or 2.20 of the Securities Purchase Agreement or Section 1.2(d) of the Second Amended and Restated Series A Investors Rights Agreement to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

"General Partner" shall mean Prime Security Services TopCo Parent GP, LLC, a Delaware limited liability company.

"Guarantee" of or by any Person (the "guarantor") shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the "primary obligor'') in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided that the term "Guarantee" shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by the Loan Documents and this Second Amended and Restated Certificate of Designation (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Hedging Agreement" shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent, the Company or any of its Subsidiaries shall be a Hedging Agreement.

"Holder" shall mean, as of the relevant date, any Person that is the holder of record of at least one Share as of such date.

"Holdings" shall mean Prime Security Services Holdings, LLC, a Delaware limited liability company. Unless the context otherwise requires, "Holdings" shall also include any Intermediate Holding Company.

"Immaterial Subsidiary" shall mean any Subsidiary of the Borrower that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.1(f) of the Securities Purchase Agreement or Sections 1.2(b)(i) or 1.2(b)(ii) of the Second Amended and Restated Series A Investors Rights Agreement, have assets with a value in excess of 5.00% of the Consolidated Total Assets or revenues representing in excess of 5.00% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date; provided that the Company may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary of the Borrower that would otherwise meet the definition of "Immaterial Subsidiary". Each Immaterial Subsidiary as of the Amendment Date shall be set forth in Exhibit E to the Second Amended and Restated Series A Investors Rights Agreement and the Company shall update such Exhibit from time to time after the Amendment Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries of the Borrower to be added to or removed from such Exhibit to be made as the Company may determine).

"Incremental Assumption and Amendment Agreement" shall mean the Incremental Assumption and Amendment Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the lenders party thereto, Barclays Bank PLC, as administrative agent, and the other parties thereto.

"Indebtedness" of any Person shall mean, if and to the extent (other than with respect to clause (i) of this definition) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with GAAP, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Capitalized Lease Obligations of such Person, (f) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (h) the principal component of all obligations of such Person in respect of bankers' acceptances, (i) all Guarantees by such Person of Indebtedness described in clauses (a) through (h) above and (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that, in the case of the Borrower and its Subsidiaries, Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP, (E) obligations in respect of Third Party Funds or (F): (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Borrower and its Subsidiaries. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such Person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.

"Initial Public Offering" shall mean a consummated underwritten initial public offering of Common Stock.

"Insolvency Event" shall mean:

(a)any voluntary or involuntary liquidation, dissolution or winding up of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries;

(b)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries or for a substantial part of the property or assets of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries or (iii) the winding-up or liquidation of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries (except, solely with respect to the Borrower or any of its Material Subsidiaries, in a transaction permitted under the Loan Documents), and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c)the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries or for a substantial part of the property or assets of the Member, the General Partner, Parent, the Company, Holdings, the Borrower or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

For purposes of this definition, "Material Subsidiary" shall mean any Subsidiary of the Borrower that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

"lntermediate Holding Company" shall have the meaning assigned to such term in Section 9(a)(iv).

"Junior Financing" shall have the meaning assigned to such term in each of the First Lien Credit Agreement as in effect on the Closing Date and the Second Lien Credit Agreement as in effect on the Closing Date.

"Junior Stock" shall mean Common Stock, any other Preferred Securities and any other Equity Interest of the Company (other than the Series A Preferred Securities).

"Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

"LLC Agreement" shall mean the Limited Liability Company Agreement of the General Partner dated as of the Closing Date.

"Loan Documents" shall have the meaning assigned to such term in each of the First Lien Credit Agreement as in effect on the Closing Date and the Second Lien Credit Agreement as in effect on the Closing Date.

"LP Agreement" shall mean the Third Amended and Restated Limited Partnership Agreement of Parent dated as of the Closing Date.

"Make-Whole Amount" shall mean, with respect to any Share as of any Redemption Date occurring prior to the First Call Date, the difference of (I) the present value as of such Redemption Date of the Series A Preference Amount as of the First Call Date of the Share being redeemed (i.e., the product of 105.50% multiplied by the Accumulated Stated Value as of the First Call Date of such Share being redeemed), assuming (a) that such Share were to remain outstanding through the First Call Date and then be redeemed on the First Call Date and
(b) for purposes of determining the Accumulated Stated Value as of the First Call Date of such Share that (i) all the Dividends that would accumulate on such Share (based on the Accrued Dividend Rate as in effect as of such Redemption Date) from such Redemption Date to, but not including, the Dividend Payment Date immediately prior to the First Call Date (the "Nearest Dividend Payment Date") would not be paid and would compound and increase the Stated Value of such Share on each Dividend Payment Date that would occur during the period from such date through the Nearest Dividend Payment Date with such Dividends in each case accumulating on the Stated Value of such Share as it so increased and (ii) all the Dividends that would accumulate on such Share (based on the Accrued Dividend Rate as in effect as of such Redemption Date and, for the avoidance of doubt, after giving effect to the increase to the Stated Value of such Share described in clause (i) of this definition) from the Nearest Dividend Payment Date (or, if such Redemption Date occurs after the Nearest Dividend Payment Date and prior to the First Call Date, from such Redemption Date (and in such case, without duplication of amounts in clause (i) already included in the Accumulated Stated Value)) to, but not including, the First Call Date would not be paid and would compound and increase the Stated Value of such Share on the First Call Date, with such present value being computed using an annual discount rate (applied quarterly) equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points, minus (II) the Accumulated Stated Value of the Share being redeemed as of such Redemption Date, provided that, with respect to any Share as of any Redemption Date occurring after June 30, 2018 and before the First Call Date, if the cash balance in the Segregated Account has been at all times prior to the Redemption Date at least equal to the Minimum Segregated Account Amount, then the Make-Whole Amount per Share shall be reduced by the Reduction Amount.

"Manager" shall have the meaning assigned to such term in the LLC Agreement.
"Mandatory Redemption Date" shall have the meaning assigned to such term in
Section 6(a)(ii).

"Material Adverse Effect" shall mean a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of this Second Amended and Restated Certificate of Designation or any other Related Agreement or the rights and remedies of the Purchaser and the Holders hereunder or thereunder.

"Material Event" shall have the meaning assigned to such term in Section 7(a).

"Material Event Offer" shall have the meaning assigned to such term in Section 7(a).

"Material Event Offer Period" shall have the meaning assigned to such term in Section 7(c)(i).

"Material Event Redemption" shall have the meaning assigned to such term in Section 7(a).

"Material Event Redemption Date" shall have the meaning assigned to such term in Section 7(a).

"Material Event Redemption Notice" shall have the meaning assigned to such term in Section 7(c)(iii).

"Material Indebtedness" shall mean (a) any Senior Debt and/or (b) any Indebtedness of any one or more of Parent, the Company or any of its Subsidiaries in an aggregate principal amount exceeding $84,000,000; provided that in no event shall any Permitted Securitization Financing be considered Material Indebtedness.

"Material Subsidiary" shall mean any Subsidiary other than an Immaterial Subsidiary.

"Member" shall mean AP VIII Prime Security Services Holdings, L.P., a Delaware limited partnership.

"Merger'' shall have the meaning assigned to such term in the definition of "Merger Agreement" .

"Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of February 14, 2016, by and among ADT, the Borrower, Merger Sub (as defined therein), the Company and, solely for the purposes of Article IX thereof, Parent, pursuant to which Merger Sub will merge with and into ADT, with ADT surviving as an indirect wholly owned subsidiary of the Borrower (the "Merger'').

"Minimum Segregated Account Amount" shall mean either (a) at any time following the consummation of an Initial Public Offering (but before the consummation of any subsequent Public Offering (a "Subsequent Offering")), an amount in cash equal to at least
$750,000,000, or (b) at any time following the consummation of a Subsequent Offering, an amount equal to at least the aggregate Redemption Price for all outstanding Series A Preferred Securities outstanding as of such time, (i) in the event such Subsequent Offering occurs on or prior to June 30, 2018, the aggregate Redemption Price shall be initially calculated assuming the Redemption Date was July 1, 2018 and for each calendar quarter ending after June 30, 2018, the aggregate Redemption Price shall be calculated assuming the Redemption Date was the last date of such calendar quarter and (ii) in the event such Subsequent Offering occurs after June 30, 2018, the aggregate Redemption Price shall be initially calculated assuming the Redemption Date was the last date of the calendar quarter during which such Subsequent Offering was consummated and for each calendar quarter thereafter the aggregate Redemption Price shall be calculated assuming the Redemption Date was the last date of such calendar quarter.

"Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Parent, the Company or any of its Subsidiaries or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

"Nearest Dividend Payment Date" shall have the meaning assigned to such term in the definition of "Make-Whole Amount".

"Optional Redemption Date" shall have the meaning assigned to such term in Section 6(a)(i).

"Parent" shall mean Prime Security Services TopCo Parent, L.P., a Delaware limited partnership.

"Parent Entity" shall mean any direct or indirect controlling parent of the Company (excluding the Fund, the Fund Affiliates and their respective parent entities).

"PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

"Permitted Affiliate Transaction" shall mean:

(a)other than Affiliate Investment Transactions, which are Permitted Affiliate Transactions only if satisfying clause (i) of this definition of "Permitted Affiliate Transaction", any transaction (or series of related transactions) upon terms that are substantially no less favorable to the Company and any of its Subsidiaries that are party to such transaction (or series of related transactions) than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate, as determined by the Board of Managers in good faith;

(b)loans or advances to employees or consultants of the Company, any of the Company's Subsidiaries or any Parent Entity that are, in each case, made in connection with recruiting or retaining such employees or consultants to operate or manage their respective businesses, as determined by the Board of Managers in good faith to be reasonably necessary to successfully recruit or retain such employees or consultants, and the payment and cancellation of such loans or advances;

(c)	[Reserved];

(d)any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Fund or any Fund Affiliate in an aggregate amount in any fiscal year for all such agreements and payments not to exceed the lesser of (i) 1.00% of EBITDA for such fiscal year and (ii) $20,000,000;

(e)	any Permitted Restricted Payment;

(f)the payment of (i) reasonable out-of-pocket costs to any Covered Person, in each case relating to services performed for or on behalf of the Company and (ii) amounts arising out of the Company's or any Parent Entity's indemnification and advancement obligations to any Covered Person;

(g)(i) any Compensation Arrangement with any Covered Person and employment agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to any Permitted Restricted Payment and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers bona fide employees of the Company and its Subsidiaries, and any reasonable employment contract and transactions pursuant thereto;

(h)any transaction in respect of which the Company delivers to the Holders a letter addressed to the Board of Managers from an independent accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Company qualified to render such letter, which letter states that (i) (A) such transaction is on terms that are substantially no less favorable to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate or (B) such transaction is fair to the Company or such Subsidiary, as applicable, from a financial point of view and (ii) such transaction does not disproportionately affect the rights of the Holders or the value of the Shares;

(i)investments in securities of, or the extension of any debt or equity financing to, the Company or any of its Subsidiaries by the Fund or any Fund Affiliate (any such investment or financing, an "Affiliate Investment Transaction") so long as (i) the investment is being offered generally to other investors (including the Holders) on the same or more favorable terms and (ii) the investment constitutes less than 5.00% of the outstanding issue amount of such class of securities; or

(j) transactions between the Company and any of its Subsidiaries and any Person, a director of which is also a director of the Company or any Parent Entity; provided that (i) such director abstains from voting as a director of the Company or such Parent Entity, as the case may be, on any matter involving such other Person and (ii) such Person is not an Affiliate of the Company for any other reason other than such director's acting in such capacity.

"Permitted Refinancing Indebtedness" shall have the meaning assigned to such term in each of the First Lien Credit Agreement as in effect on the Closing Date and the Second Lien Credit Agreement as in effect on the Closing Date.

"Permitted Restricted Payment" shall mean:

(a)any Restricted Payment on account of any Share;

(b)[Reserved];

(c)[Reserved]; or

(d)any dividends, distributions or other payments made to Parent or the Company, in order to permit Parent or the Company to make payments in respect of (i) dividends, distributions or other payments on account of purchases or redemptions, or payments, dividends or distributions in respect of, Equity Interests held by a Covered Person or under any Compensation Arrangement or any shareholders agreement then in effect upon such Person's death, disability, retirement or termination of employment or under the terms of any Compensation Arrangement and (ii) dividends, distributions or other payments (A) in respect of bona fide overhead, legal, accounting and other professional fees and expenses of the Company or any Parent Entity, (B) in respect of bona fide franchise and similar taxes and other fees and expenses in connection with the maintenance of the Company's (or any Parent Entity's) existence and the Company's (or any Parent Entity's indirect) ownership of its Subsidiaries, (C) Permitted Affiliate Transactions (other than pursuant to clause (a) or (h) of such definition), (D) to the Company (and, if applicable, any Parent Entity) in an amount not to exceed the amount of any U.S., federal, state, local or foreign taxes that the Company and/or its Subsidiaries, as applicable, would have paid if the Company and/or its Subsidiaries, as applicable, had been a stand-alone corporate taxpayer or stand-alone corporate group with respect to any taxable period during which (x) the Company and/or any of its Subsidiaries are members of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign tax purposes and (y) the Company or any Parent Entity is the common parent of such group, or (E) in respect of bona fide non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; provided that, in the case of clauses (A) and (B) above, the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (A) and (B) that are allocable to Parent and its Subsidiaries (which shall be 100% at any time that, as the case may be, (x) the Company owns no material assets other than the Equity Interests of Holdings and assets incidental to such equity ownership or (y) any Parent Entity owns, directly or indirectly, no material assets other than Equity Interests of the Company and any other Parent Entity and assets incidental to such equity ownership).

"Permitted Securitization Documents" shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Securitization Financing.

"Permitted Securitization Financing" shall mean one or more transactions pursuant to which (i) Securitization Assets or interests therein are sold to or financed by one or more Special Purpose Securitization Subsidiaries, and (ii) such Special Purpose Securitization Subsidiaries finance their acquisition of such Securitization Assets or interests therein, or the financing thereof, by selling or borrowing against Securitization Assets and any Hedging Agreements entered into in connection with such Securitization Assets; provided that recourse to the Borrower or any of its Subsidiaries (other than the Special Purpose Securitization Subsidiaries) in connection with such transactions shall be limited to the extent customary (as determined by the Company in good faith in consultation with the Preferred Majority Holder) for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a "true sale"/"absolute transfer" opinion with respect to any transfer by the Borrower or any of its Subsidiaries (other than a Special

Purpose Securitization Subsidiary)).

"Person" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

"Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (a) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (b) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Parent, the Company, any of its Subsidiaries or any ERISA Affiliate, and (c) in respect of which Parent, the Company, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Preferred Majority Holder" shall mean the Holder (together with its Affiliates) or the Holders (together with their respective Affiliates) of not less than a majority of the voting power and the aggregate Accumulated Stated Value of all Shares.

"Preferred Securities" shall have the meaning assigned to such term in the recitals hereof.

"Pro Forma Basis" shall have the meaning assigned to such term in each of the First Lien Credit Agreement as in effect on the Closing Date and the Second Lien Credit Agreement as in effect on the Closing Date.

"Public Offering" means an underwritten public offering of Common Stock.

"Purchaser'' shall have the meaning assigned to such term in the Securities Purchase Agreement.

"Qualified Equity Interests" shall mean any Equity Interest other than Disqualified Stock.

"Qualified IPO" shall mean an Initial Public Offering that (a) generates gross cash proceeds of at least $750,000,000 and (b) on or prior to which the Company shall have deposited in a Segregated Account an amount in cash equal to at least $750,000,000.

"Receivables Assets" shall mean accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any of its Subsidiaries.

"Receivables Net Investment" shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Securitization Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Securitization Documents (but excluding any such collections used to make payments of, with respect to any Person for any period, commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Securitization Financing which are payable to any Person other than the Borrower or a Subsidiary, minus interest income for such period); provided that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

"Redemption Date" shall mean an Optional Redemption Date, a Mandatory Redemption Date or a Material Event Redemption Date, as applicable.

"Redemption Percentage" shall mean, as of the relevant date, the applicable percentage under the heading "Redemption Percentage" set forth in the table below:

Period In Which Such Date Occurs Ifsuch date occurs during the period from and including the First Call Date to, but not including, May 2, 2020	Redemption Percentage 105.50%
Ifsuch date occurs during the period from and including May 2, 2020 to, but not including, May 2, 2021	102.75%
Ifsuch date occurs on or after May 2, 2021	100%

"Redemption Price" shall have the meaning assigned to such term in Section 6(b)(ii).

"Reduction Amount" shall mean an amount equal to the sum of (x) the difference between (A) the Make-Whole Amount per Share calculated on the basis of the Accumulated Stated Value assuming a redemption date of July 1, 2018 and (B) the Make-Whole Amount per Share calculated on the basis of an Accumulated Stated Value per share equal to $1,000 assuming a redemption date of July 1, 2018 (without regard to any Compounding Dividends with respect to such Share as of July 1, 2018), plus (y) the difference between (A) the Aggregate Accumulated Dividends assuming a redemption date of July 1, 2018 for purposes of Section 6(a)(i) and Section 6(b)(i)(A) and (B) the Aggregate Accumulated Dividends assuming a redemption date of July 1, 2018 for purposes of Section 6(a)(i) and Section 6(b)(i)(A) calculated assuming that (i) from June 30, 2017 to and including July 1, 2018, the Accrued Dividend Rate equaled the Five-Year Treasury plus 9.00% per annum and (ii) Dividends accrued on each date during such period accumulated on a daily basis in arrears on the Stated Value per Share, with the Stated Value per Share for such purposes being $1,000 (without regard to any Compounded Dividends with respect to such Share as of any date during such period).

"Related Agreements" shall mean the Certificate of Incorporation (including this Second Amended and Restated Certificate of Designation), the Second Amended and Restated Series A Investors Rights Agreement, the Securities Purchase Agreement, the Equityholders Agreement, the LLC Agreement, the LP Agreement and the Warrant.

"Reportable Event" shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

"Restricted Payment" shall mean (a) to declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of the Equity Interests of the Company or any of its Subsidiaries (other than, in each case, to the Company or any direct or indirect Subsidiary of the Company which Equity Interests of such Subsidiary shall be at least 90.0% owned, directly or indirectly, by the Company) or (b) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Person to purchase or acquire) any of the Equity Interests of the Company or set aside any amount for any such purpose. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Company in good faith).

"Second Amended and Restated Certificate of Designation" shall have the meaning assigned to such term in the recitals hereof.

"Second Amended and Restated Series A Investors Rights Agreement" shall mean the Second Amended and Restated Series A Investors Rights Agreement, dated as of the date hereof, by and among the Purchaser, the Holders party thereto, the Member, the General Partner, Parent and the Company.

"Second Lien Credit Agreement" shall mean the Second Lien Credit Agreement, dated as of July 1, 2015, by and among Holdings, the Borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

"Second Priority Senior Secured Notes" shall mean the $3,140,000,000 in aggregate principal amount of the 9.25% Second Priority Senior Secured Notes due 2023 issued pursuant to the Second Priority Senior Secured Notes Indenture.

"Second Priority Senior Secured Notes Documents" shall mean the Second Priority Senior Secured Notes, the Second Priority Senior Secured Notes Indenture, the "Second Lien Intercreditor Agreement" (as defined in the Second Priority Senior Secured Notes Indenture), the "First Lien/Second Lien Intercreditor Agreement" (as defined in the Second Priority Senior Secured Notes Indenture) and the "Security Documents" (as defined in the Second Priority Senior Secured Notes Indenture), each as in effect on the Closing Date.

"Second Priority Senior Secured Notes Indenture" shall mean the Indenture, dated as of the Closing Date, among the Borrower, Prime Finance Inc., a Delaware corporation, as co issuer, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

"Securities Act" shall mean the Securities Act of 1933.

"Securities Purchase Agreement" shall mean the Securities Purchase Agreement, dated as of the Closing Date, by and among the Purchaser, Parent and the Company.

"Securitization Assets" shall mean any of the following assets (or interests therein) from time to time originated, acquired or otherwise owned by the Borrower or any of its Subsidiaries or in which the Borrower or any of its Subsidiaries has any rights or interests, in each case, without regard to where such assets or interests are located: (a) Receivables Assets, (b) franchise fee payments and other revenues related to franchise agreements, (c) royalty and other similar payments made related to the use of trade names and other intellectual property, business support, training and other services, (d) revenues related to distribution and merchandising of the products of the Borrower and its Subsidiaries, (e) rents, real estate taxes and other non-royalty amounts due from franchisees, (f) intellectual property rights relating to the generation of any of the foregoing types of assets, (g) parcels of or interests in real property, together with all easements, hereditaments and appurtenances thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof, and (h) any other assets and property to the extent customarily included in securitization transactions of the relevant type in the applicable jurisdictions (as determined by the Company in good faith).

"Segregated Account" shall mean the deposit account established and owned by the Company solely for the purpose of holding the Minimum Segregated Account Amount, which Minimum Segregated Account Amount may only be used by the Company to redeem the Series A Preferred Securities, in whole or in part, from time to time, in each case, in accordance with Section 1.5 of the Second Amended and Restated Series A Investors Rights Agreement.

"Senior Debt" shall mean any Indebtedness incurred pursuant to any of (a) the Loan Documents, (b) the Second Priority Senior Secured Notes Documents and/or (c) the documents governing the Existing ADTSC Roll-Over Notes, in each case as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders, holders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of any Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and whether or not such original Senior Debt remains outstanding.

"Senior Debt Acceleration" shall have the meaning assigned to such term in clause (e)(i)

of the definition of "Event of Default".

"Senior Debt Event of Default" shall have the meaning assigned to such term in clause (f) of the definition of "Event of Default".

"Series A Preference Amount" shall mean, as of any date that is on or after the First Call Date, an amount per Share equal to the product of (a) the Redemption Percentage applicable as of such date multiplied by (b) the Accumulated Stated Value of such Share as of such date.

"Series A Preferred Securities" shall have the meaning assigned to such term in Section 2.

"Share" shall mean, as of the relevant date, any issued and outstanding share of the Series A Preferred Securities as of such date.

"Similar Business" shall mean any business, the majority of whose revenues are derived from (a) business or activities conducted by the Company and its Subsidiaries on the Closing Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Company's good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.

"Special Purpose Securitization Subsidiary" shall mean (i) a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Securitization Financing for the acquisition of Securitization Assets or interests therein, and which is organized in a manner (as determined by the Company in good faith) intended to reduce the likelihood that it would be substantively consolidated with Holdings (prior to a Qualified IPO (as defined in the First Lien Credit Agreement as in effect on the Closing Date)), the Borrower or any of its Subsidiaries (other than Special Purpose Securitization Subsidiaries) in the event Holdings (prior to a Qualified IPO (as defined in the First Lien Credit Agreement as in effect on the Closing Date)), the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law) and (ii) any Subsidiary of a Special Purpose Securitization Subsidiary.

"Stated Value" shall mean, as of the relevant date and with respect to each Share, the sum of (a) $1,000 (adjusted as appropriate in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination) plus (b) the aggregate Compounded Dividends with respect to such Share as of such date.

"Subsidiary" shall mean, with respect to any Person (in this definition referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50.0% of the equity or more than 50.0% of the ordinary voting power or more than 50.0% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or
(b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

"Third Party Funds" shall mean any segregated accounts or funds, or any portion thereof, received by Borrower or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Borrower or one or more of its Subsidiaries to collect and remit those funds to such third parties.

"Units" shall mean the limited partnership units of Parent.
"U.S." shall mean the United States of America.

"U.S. Bankruptcy Code" shall mean Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

"Warrant" shall mean the Warrant to Purchase Class A-1 Units, designated as Warrant No. 1, issued by Parent to the Purchaser on the Closing Date.

"Wholly Owned Subsidiary" of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors' qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, "Wholly Owned Subsidiary" shall mean a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

"Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

(b) Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and shall not be given effect in interpreting this Second Amended and Restated Certificate of Designation. References herein to any Section shall be to a Section hereof unless otherwise specifically provided. References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided. The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Second Amended and Restated Certificate of Designation, refer to this Second Amended and Restated Certificate of Designation as a whole and not to any particular provision of this Second Amended and Restated Certificate of Designation. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Second Amended and Restated Certificate of Designation. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word "will" shall be construed to have the same meaning as the word "shall". With respect to the determination of any period of time, "from" shall mean "from and including". The word "or" shall not be exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if '. The terms lease and license shall include sub-lease and sub-license, as applicable. All references to "$", currency, monetary values and dollars set forth herein shall mean U.S. dollars. When the terms of this Second Amended and Restated Certificate of Designation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or unless expressly provided herein or the context otherwise requires). Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Holders that the Company has requested an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Company or any of its Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing

Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Company or any of its Subsidiaries under this Second Amended and Restated Certificate of Designation as a result of such changes in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect), to value any Indebtedness at "fair value".

2.Designation. A total of 750,000 shares of the Preferred Securities are designated as a series known as Series A Preferred Securities, with each such share having an initial Stated Value of $1,000 per share (the "Series A Preferred Securities").

3.Ranking. With respect to (a) payment of dividends and (b) distribution of assets upon, or in connection with, any redemption under Section 6 or Section 7, the Series A Preferred Securities shall rank senior to all Junior Stock (except pursuant to any Permitted Restricted Payment).

4.	Voting.

(a)Generally. The Holders have no voting rights with respect to the Shares except as set forth in this Second Amended and Restated Certificate of Designation, any other Related Agreement or as otherwise required by law.

(b)Voting Power. At the time of any vote or consent of the Holders under this Second Amended and Restated Certificate of Designation, any other Related Agreement or as otherwise required by law, the voting power of each Share, as a percentage of the aggregate voting power of all Shares, shall equal the product of (i) the quotient of (x) the Accumulated Stated Value of such Share as of such time divided by (y) the aggregate Accumulated Stated Value of all Shares as of such time multiplied by (ii) 100.

5.Dividends. From and after the Closing Date, preferential cumulative dividends ("Dividends") shall accumulate on a daily basis in arrears during each Dividend Period at the Cash Dividend Rate (or, with respect to Dividends that become part of the Stated Value pursuant to this Section 5, the Accrued Dividend Rate) in effect from time to time on the then-current Stated Value of each Share, whether or not Dividends are earned or declared by the Board of Directors or the Company is prohibited by law to pay Dividends, and, if declared, shall be due and payable on the Dividend Payment Date with respect to such Dividend Period in accordance with this Section 5. To the extent not prohibited by law, Dividends may be paid in cash on each Dividend Payment Date, when, as and if declared by the Board of Directors. On each Dividend Payment Date related to a Dividend Period for which the Company does not for any reason (including because payment of any Dividend is prohibited by law) pay in cash all Dividends that accumulated during such Dividend Period, any such unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such Share as of the applicable Dividend Payment Date ("Compounded Dividends"); provided that, unless the Board of Directors shall otherwise notify the Holders on or prior to the fifth Business Day prior to the applicable Dividend Period, any such unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such Share as of the applicable Dividend Payment Date pursuant to this Section 5. The Company may not declare or pay any Dividend in additional Shares. Dividends shall be calculated on the basis of actual days elapsed over a year of 360 days. All Dividends, including Compounded Dividends, are prior to and in preference over any dividend on any Junior Stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Stock (except pursuant to any Permitted Restricted Payment). Except as set forth in Section 7, Dividends shall be payable to the Holders as they appear on the records of the Company on the record date for such Dividends, which, to the extent the Board of Directors determines to declare Dividends in respect of any Dividend Period, shall be the date that is 15 days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, shall be declared by the Board of Directors during each Dividend Period on the date that is at least 20 days prior to the Dividend Payment Date and 5 days prior to the record date.

6.	Redemption.

(a)Redemption Generally.

(i)Optional Redemption. At any time and from time to time, from and after the Closing Date, to the extent not prohibited by law, the Company may elect to redeem any or all Shares for an amount per Share equal to the Redemption Price paid in cash on the terms and subject to the conditions set forth in this Section 6; provided that the Shares to be redeemed shall have an aggregate Accumulated Stated Value of at least $50.0 million (unless the aggregate Accumulated Stated Value of all Shares is less than $50.0 million, in which case the Company shall be required to redeem all Shares). Any election by the Company pursuant to this Section 6(a)(i) shall be made by delivery to the Holders of (A) written notice of payment of the Aggregate Accumulated Dividends and the Make-Whole Amount described in Section 6(b)(i)(A) or the Aggregate Accumulated Dividends described in Section 6(b)(ii)(A), as applicable, at least 15 days prior to the elected redemption date (each such date, an "Optional Redemption Date"), which notice shall indicate the amount of such Aggregate Accumulated Dividends (and, if applicable, such Make-Whole Amount), provide for the record date in accordance with Section 5 and set forth the date and time for payment of such Aggregate Accumulated Dividends (and, if applicable, such Make-Whole Amount), which shall occur on the Optional Redemption Date but prior to redemption of the applicable Shares, and (B) written notice of the Company's election to redeem at least 15 days prior to the Optional Redemption Date, which notice shall indicate the number of Shares being redeemed, the Optional Redemption Date and the manner of and place designated for surrender (as set forth in Section 6(d)) of certificates representing the Shares to be redeemed. Any redemption that is effected pursuant to this Section 6(a)(i) shall be made on a pro rata basis among the Holders in proportion to the aggregate Accumulated Stated Value of the Shares held by such Holders. For the avoidance of doubt, the Shares are not redeemable at the Company's election except pursuant to this Section 6(a)(i).

(ii)Mandatory Redemption. On May 2, 2030 (the "Mandatory Redemption Date"), to the extent not prohibited by law, the Company shall redeem all Shares for an amount per Share equal to the Redemption Price paid in cash on the terms and subject to the conditions set forth in this Section 6. The redemption by the Company pursuant to this Section 6(a)(ii) shall be made by delivery to the Holders of (A) written notice of payment of the Aggregate Accumulated Dividends described in Section 6(b)(ii)(A) at least 15 days prior to the Mandatory Redemption Date, which notice shall indicate the amount of such Aggregate Accumulated Dividends, provide for the record date in accordance with Section 5 and set forth the date and time for payment of such Aggregate Accumulated Dividends, which shall occur on the Mandatory Redemption Date but prior to redemption of all Shares, and (B) written notice of the Company's redemption at least 15 days prior to the Mandatory Redemption Date, which notice shall indicate the number of all Shares being redeemed, the Mandatory Redemption Date and the manner of and place designated for surrender (as set forth in Section 6(d)) of certificates representing all Shares to be redeemed. Any redemption that is effected pursuant to this Section 6(a)(ii) shall be made on a pro rata basis among the Holders in proportion to the aggregate Accumulated Stated Value of all Shares held by the Holders.

(b)Redemption Price. The total price for each Share redeemed pursuant to Section 6(a) or Section 7 (and as adjusted to take into account the prior separate payment of Aggregate Accumulated Dividends in cash as set forth below) shall be:

(i)with respect to any Redemption Date occurring prior to the First Call Date, an amount per Share equal to (A) the sum of (1) the Aggregate Accumulated Dividends as of such Redemption Date plus (2) the Make-Whole Amount as of such Redemption Date plus (3) the Deemed Dividend Gross-Up Payment (if any) (which shall, in each case, be declared separately and paid as a dividend in cash by or on behalf of the Company prior to payment of the amount set forth in Section 6(b)(i)(B)) and (B) the sum of (1) 100% of the Stated Value of such Share as of the Closing Date and (2) any and all DRD Gross-Up Payments owing; and

(ii)with respect to any Redemption Date occurring on or after the First Call Date, an amount per Share equal to (A) the Aggregate Accumulated Dividends as of such Redemption Date (which shall be declared separately and paid as a dividend in cash by or on behalf of the Company prior to payment of the amount set forth in Section 6(b)(ii)(B)) and (B) any and all DRD Gross-Up Payments owing and (C) an amount equal to the difference of (1) the Series A Preference Amount as of such Redemption Date minus (2) the Aggregate Accumulated Dividends as of such Redemption Date (such per Share aggregate price of the payment of cash dividends and the separate payments described in each of clauses (i)(A) and (i)(B) and (ii)(A) and (ii)(B) and (ii)(C), respectively, each, as applicable, the "Redemption Price'').

The applicable aggregate Redemption Price shall be due and payable, and paid in cash in immediately available funds, to the applicable Holders on the applicable Redemption Date.

(c)Rights After a Redemption Date. If any Shares are not redeemed on the applicable Redemption Date, for any reason, all such unredeemed Shares shall remain outstanding and entitled to all of the rights, preferences, powers, and the qualifications, restrictions and limitations, of the Series A Preferred Securities, including the right to accumulate and receive Dividends thereon as set forth in Section 5 until the date on which the Company actually redeems and pays in full the Redemption Price for such Shares.

(d)Surrender of Certificates. Each Holder of the Shares to be redeemed pursuant to this Section 6 shall surrender the certificates representing such Shares to the Company, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed share powers relating thereto), or, in the event the certificates are lost, stolen, missing, destroyed or mutilated, shall deliver an affidavit of loss and customary indemnity in a form reasonably acceptable to the Company, at the principal executive office of the Company or such other place as the Company may from time to time designate by notice to the Holders, and each surrendered certificate shall be canceled and retired and the Company shall thereafter make payment of the Redemption Price by certified check or wire transfer of immediately available funds; provided that, to the extent such certificates represent a greater number of Shares than the Shares actually redeemed, such Holder shall, in addition to receiving the payment of the Redemption Price for each redeemed Share, receive a new share certificate for the Shares not so redeemed.

(e)Redemption Preference. Any redemption under this Section 6 or Section 7 shall be in preference to and in priority over any dividend or other distribution upon any Junior Stock.

7.	Material Event Redemption Offer.

(a)Material Event Offer. Upon any (x) Insolvency Event, (y) Fund Change in Control or (z) Senior Debt Acceleration (each, a "Material Event"), the Company shall make an irrevocable and unconditional offer (a "Material Event Offer") to each Holder to redeem all of such Holder's Shares (such redemption, a "Material Event Redemption") on the applicable redemption date pursuant to Section 7(c) (the "Material Event Redemption Date"), for cash to the extent not prohibited by law, at a price per Share equal to the applicable Redemption Price. Each Holder shall be deemed to have accepted a Material Event Offer with respect to all of its Shares unless such Holder shall have delivered a written notice declining such Material Event Offer with respect to any or all of its Shares during the Material Event Offer Period; provided that, with respect to a Material Event Offer arising from a Senior Debt Acceleration, only the Purchaser or any of its Affiliates that own one or more Shares, on behalf of all Holders, shall have the right to decline such Material Event Offer with respect to any or all Shares. If, on the Material Event Redemption Date, the Company is prohibited by law to redeem all Shares held by Holders that have not declined to have their Shares redeemed, then the Company shall redeem such Shares to the fullest extent not so prohibited. Any Shares that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the rights, preferences, powers, and the qualifications, restrictions and limitations, of the Series A Preferred Securities, including the right to continue to accumulate and receive Dividends thereon as set forth in Section 5 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is not prohibited by law to redeem such Shares, the Company shall immediately redeem such Shares at a price per Share equal to the Redemption Price as of the Material Event Redemption Date in accordance with Section 6 and this Section 7, together with payment of an amount equal to the product of (i) the additional accumulated and unpaid Dividends following the Material Event Redemption

Date multiplied by (ii) the Redemption Percentage applicable as of the Material Event Redemption Date.

(b)Company Insolvency Material Event. Notwithstanding anything to the contrary in this Section 7:

(i)Upon an Insolvency Event with respect to the Company (a "Company Insolvency Material Event"), (A) a Material Event Offer for all Shares shall be deemed made by the Company prior to the occurrence of such Company Insolvency Material Event without any notice or other action on the part of the Company, (B) each Holder of such Shares shall be deemed to have accepted such Material Event Offer immediately after such Material Event Offer is made pursuant to Section 7(b)(i)(A) and prior to the occurrence of such Company Insolvency Material Event without any action on the part of such Holder and (C) such Shares shall be redeemed on the date such Company fusolvency Material Event occurs immediately prior to the occurrence thereof without any action on the part of the Company or the Holder thereof and, with respect to such redemption, such date shall be the Material Event Redemption Date.

(ii)A redemption under Section 7(b)(i) shall be (A) for cash, to the extent not prohibited by law, (B) in preference to and in priority over any dividend or other distribution upon any Junior Stock and (C) effected at a price per Share equal to the Redemption Price. The Company shall pay or cause to be paid in full the aggregate Redemption Price as promptly as practicable and, in any event, before any payment, dividend or other distribution shall be made to the holders of Junior Stock by reason of their ownership thereof. Any such redemption shall occur without the requirement of notice or adherence to the procedures set forth Section 7(c). If, upon such Company fusolvency Material Event, the assets of the Company available for distribution to its equity holders shall be insufficient to pay the Holders the full amount of the Redemption Price, the Holders of such Shares shall share ratably in any distribution of the assets available for distribution based on such Holder's portion of the aggregate Accumulated Stated Value of such Shares.

(c)	Material Event Offer Mechanics.

(i)A Material Event Offer required to be made pursuant to Section 7(a) shall be commenced within five Business Days following a Material Event and shall remain open for exactly 15 Business Days, except to the extent that a longer period is required by law (the "Material Event Offer Period").

(ii)On the fifth Business Day following the expiration of the Material Event Offer Period, the Company shall redeem all Shares (other than those Shares held by Holders that declined to have their Shares redeemed during the Material Event Offer Period) at a price per Share equal to the Redemption Price. If the Company is prohibited by law to redeem all Shares held by such Holders, then the Company shall redeem on a pro rata basis among such Holders in proportion to the aggregate Accumulated Stated Value of the Shares held by such Holders.

(iii)Prior to commencing a Material Event Offer, the Company shall send a notice (the "Material Event Redemption Notice") to each Holder, which shall state:

(A)that a Material Event Offer is being made and that, unless such Holder provides written notice declining to have its Shares redeemed, all of such Holder's Shares will be redeemed pursuant to this Section 7;

(B)(1) the Redemption Price (including the separate payment amount for the Aggregate Accumulated Dividends), (2) the bank or trust company with which the aggregate Redemption Price shall be deposited on or prior to the Material Event Redemption Date and (3) the Material Event Redemption Date;

(C)that Holders may decline such Material Event Offer by delivering a written notice of declination to the Company prior to the expiration of the Material Event Offer Period; and

(D)	a reasonably detailed description of such Material Event.

(iv)On or before any Material Event Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with a bank or trust company having an office in New York City irrevocably in trust for the benefit of such Holders. On the Material Event Redemption Date, the Company shall immediately cause to be paid the applicable Redemption Price for such Shares to such Holders. Upon such payment in full, such Shares will be deemed to have been redeemed, whether or not the certificates for such Shares have been surrendered for redemption and canceled, and Dividends with respect to such redeemed Shares shall cease to accumulate and all of the rights, preferences, powers, and the qualifications, restrictions and limitations, of such redeemed Shares shall forthwith terminate.

(v)In case fewer than all Shares represented by any certificate are redeemed in accordance with this Section 7, new certificates shall be issued representing the unredeemed Shares without cost to the Holder thereof.

(vi)The Company shall comply, to the extent applicable, with the requirements of Section 14 of the Exchange Act and any other securities laws (or rules of any exchange on which any Shares are then listed) in connection with a redemption under this Section 7. To the extent there is any conflict between the notice or other timing requirements of this Section 7 and the applicable requirements of Section 14 of the Exchange Act, Section 14 of the Exchange Act shall govern.

(d)Company Efforts. The Company shall take such actions as are necessary to give effect to the provisions of Section 6 and this Section 7, including, in the event the Company is prohibited by law from redeeming or otherwise unable to redeem any Share in connection with any Material Event Redemption on the applicable Redemption Date, taking any action necessary or appropriate to remove as promptly as practicable any impediments to its ability to redeem such Share required to be so redeemed, including (i) to the extent not prohibited by law, reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values under Section 154 of the DGCL if such revaluation would create surplus sufficient to make all or any portion of such Material Event Redemption and (ii) if the Company has sufficient surplus but insufficient cash to effect such Material Event Redemption, borrowing the cash necessary to make such Material Event Redemption to the extent it would not result in an Event of Default. In the event of any Fund Change in Control in which the Company is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Company under this Second Amended and Restated Certificate of Designation and the other Related Agreements.

8.Affirmative Covenants. The Company shall, and shall cause each of its Subsidiaries to, comply with Section 1.2 of the Second Amended and Restated Series A Investors Rights Agreement, unless the prior affirmative vote or written consent of the Preferred Majority Holder has been obtained.

9.	Negative Covenants.

(a)Without the prior affirmative vote or written consent of the Preferred Majority Holder approving such action or omission, the Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise):

(i)except pursuant to any Permitted Restricted Payment, make any Restricted Payment in respect of any Equity Interests of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any Equity Interests issued pursuant to a Qualified IPO);

(ii)except in connection with an Initial Public Offering, issue any new, reclassify any existing Equity Interests into, or issue to any Person (other than a Wholly Owned Subsidiary) any Equity Interests or Indebtedness or debt securities, in each case convertible into, Equity Interests of any Subsidiary of the Company; provided, that the Company may issue Equity Interests of the Company in connection with any Public Offering;

(iii)issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests or Indebtedness or debt securities, in each case convertible into, Equity Interests senior orpari passu to the Series A Preferred Securities;

(iv)except in connection with an Initial Public Offering, take any action, including forming a Subsidiary, or effect any recapitalization or reorganization, that results in any Person owning or holding any Equity Interests in (A) Holdings, other than the Company or a Wholly Owned Subsidiary, or (B) the Borrower, other than Holdings or any other Wholly Owned Subsidiary (any such Wholly Owned Subsidiary, an "Intermediate Holding Company"); provided, that the Company may issue Equity Interests of the Company in connection with any Public Offering;

(v)except pursuant to any Permitted Affiliate Transaction, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (including the Fund and the Fund Affiliates) (other than transactions between or among the Company and its Subsidiaries or any Person that becomes a Subsidiary of the Company as a result of such transaction);

(vi)settle or consent to any settlement, judgment or award in any litigation, arbitration or other proceeding if such settlement, judgment or award involves a guilty plea or any other acknowledgement of criminal wrongdoing that would reasonably be expected to have a Material Adverse Effect;

(vii)engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Special Purpose Securitization Subsidiary, Permitted Securitization Financings;

(viii)make any election, alter its legal structure or enter into any transaction, agreement or arrangement or take any other action, other than any action contemplated in the Related Agreements, that would reasonably be expected to result in the Shares being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes (it being understood and agreed that any transaction, agreement or arrangement or action taken or entered into in the ordinary course of business of the Company and its Subsidiaries would not reasonably be expected to result in the Shares being treated other than as preferred equity in an entity taxable as a corporation for U.S. federal, state and local income tax purposes);

(ix) Insolvency Event;
effect, permit the effectiveness of, approve or fail to contest any

(i)except in connection with a Public Offering, solely with respect to the Company, (A) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the obligations under the Certificate of Incorporation (including this Second Amended and Restated Certificate of Designation), and the Second Amended and Restated Series A Investors Rights Agreement and the Securities Purchase Agreement, (B) create or suffer to exist any Lien upon any property or assets of the Company now owned or hereafter acquired, leased or licensed by it or (C) engage in any business or activity or own any assets other than (1) holding 100% of the Equity Interests of Holdings and (2) performing its obligations and activities incidental thereto under the Certificate of Incorporation (including this Second Amended and Restated Certificate of Designation), the Second Amended and Restated Series A Investors Rights Agreement and the Securities Purchase Agreement, in each case of clauses (A), (B) or
(C) above, except for de minimis amounts related to maintaining its corporate existence and general overhead and corporate housekeeping matters; or

(ii)	enter into any agreement to do or consent to any of the foregoing.

(b)Any of the actions or omissions prohibited by this Section 9 (if taken without the prior affirmative vote or written consent of the Preferred Majority Holder approving such action or omission) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of this Second Amended and Restated Certificate of Designation or any other Related Agreement or through any Material Event, any Change in Control, any Disposition or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Second Amended and Restated Certificate of Designation or any other Related Agreement.

10.	Waivers; Amendment.

(a)No failure or delay of any Holder in exerctsmg any right or power hereunder or any other Related Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders hereunder or any other Related Agreement are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Second Amended and Restated Certificate of Designation or any other Related Agreement or any consent to any departure by the Company or any of its Subsidiaries therefrom shall in any event be effective unless the same shall not be prohibited by Section 1O(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company or any of its Subsidiaries in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)Any amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, the Certificate of Incorporation (including this Second Amended and Restated Certificate of Designation), any other Related Agreement or the bylaws of the Company or any provision hereof or thereof in a manner that would adversely affect any of the rights, preferences, powers, or the qualifications, restrictions or limitations, of the Series A Preferred Securities (in each case, by merger, consolidation, operation of law or otherwise) shall be ultra vires, null and void ab initio and of no force or effect without (i) being in writing, (ii) the Company first having provided written notice of such proposed action to each Holder and (iii) the Company having obtained the affirmative vote or written consent of the Preferred Majority Holder.

(c)The various provisions set forth in this Second Amended and Restated Certificate of Designation are for the benefit of the Holders and shall be enforceable by them, including by one or more actions for specific performance.

11.	Notice.

(a)Any notice or other communication required or permitted to be delivered under the Certificate of Incorporation (including this Second Amended and Restated Certificate of Designation), the bylaws or the DGCL shall be in writing and delivered by (i) personal delivery or electronic mail, (ii) overnight delivery via a national courier service or (iii) regular mail, with respect to any holder, at the email address or physical address on file with the Company.

(b)Notice or other communication pursuant to Section 1l(a) shall be deemed to have been received (i) in the case of personal delivery or delivery by electronic mail, on the date of such delivery, (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the fifth Business Day after the posting thereof.

12.	Cancellation; No Conversion Rights.

(a)No Share acquired by the Company by reason of redemption, purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all necessary action to cause such Share to be canceled, retired and eliminated from the Shares which the Company shall be authorized to issue.

(b)The Holders have no rights to convert any Shares into any other Equity Interests of the Company.

13.Severability. In the event any one or more of the provisions contained in this Second Amended and Restated Certificate of Designation should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Company and the Holders shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.Effect of Amendment and Restatement. As of the date hereof, this Second Amended and Restated Certificate of Designation shall amend, and restate as amended, the Amended and Restated Certificate of Designation, but shall not constitute a novation thereof or in any way impair or otherwise affect the rights or obligations of the parties under the Amended and Restated Certificate of Designation except as such rights or obligations are amended and restated by this Second Amended and Restated Certificate of Designations. The Amended and Restated Certificate of Designation as amended and restated by this Second Amended and Restated Certificate of Designations shall be deemed to be a continuing agreement among the parties hereto and thereto, and all documents, instruments and agreements delivered pursuant to or in connection with the Amended and Restated Certificate of Designation not amended and restated in connection with the entry of the parties into this Second Amended and Restated Certificate of Designation shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Amended and Restated Certificate of Designation contained herein were set forth in an amendment to the Amended and Restated Certificate of Designation in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Second Amended and Restated Certificate of Designation, the Amended and Restated Certificate of Designation or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.